The Cash Management Trust of America
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$166,009
Class B	$1,677
Class C	$1,013
Class F	$346
Total	$169,045
Class 529-A	$2,556
Class 529-B	$21
Class 529-C	$78
Class 529-E	$107
Class 529-F	$73
Class R-1	$169
Class R-2	$5,286
Class R-3	$4,176
Class R-4	$2,122
Class R-5	$1,953
Total	$16,541

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0218
Class B	$0.0135
Class C	$0.0119
Class F	$0.0194
Class 529-A	$0.0201
Class 529-B	$0.0117
Class 529-C	$0.0109
Class 529-E	$0.0159
Class 529-F	$0.0194
Class R-1	$0.0120
Class R-2	$0.0123
Class R-3	$0.0161
Class R-4	$0.0199
Class R-5	$0.0228

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	7,656,275
Class B	128,036
Class C	92,109
Class F	15,761
Total	7,892,181
Class 529-A	137,588
Class 529-B	2,061
Class 529-C	8,177
Class 529-E	7,167
Class 529-F	3,972
Class R-1	17,636
Class R-2	474,008
Class R-3	283,946
Class R-4	134,289
Class R-5	90,550
Total	1,159,394

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$1.00
Class B	$1.00
Class C	$1.00
Class F	$1.00
Class 529-A	$1.00
Class 529-B	$1.00
Class 529-C	$1.00
Class 529-E	$1.00
Class 529-F	$1.00
Class R-1	$1.00
Class R-2	$1.00
Class R-3	$1.00
Class R-4	$1.00
Class R-5	$1.00